Exhibit 2.1

Description of Securities
Registered Under Section 12 of the Exchange Act

As of December 31, 2019 ICON plc (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Ordinary shares, nominal value €0.06 per share	ICLR	NASDAQ Global Select Market

         Ordinary Shares
Item 10.General

Item 10.A.1. Limitations or qualifications
Not applicable.
Item 10.A.2. Other rights
Not applicable.
Item 10.A.3. Type and class of securities
Each ICON plc share has nominal value of €0.06 per share. The respective number of shares that have been issued as of December 31, 2019 is given in the Consolidated Balance Sheet of the annual report on Form 20-F for the fiscal year ended December 31, 2019. All ICON shares have equal voting rights and carry equal entitlements to dividends. No participation certificates, non-voting equity securities or profit-sharing certificates have been issued.
Item 10.A.4. Pre-emptive rights
Not applicable.

Item 10.B Memorandum and articles of association

10.B.1 Shareholder Rights, Preferences and Dividends Attaching to Shares
The Company has only one class of shares, Ordinary Shares with a par value of €0.06 per share. All such Ordinary Shares rank equally with respect to voting, payment of dividends and on any winding-up of the Company. Any dividend, interest or other sum payable to a shareholder that remains unclaimed for one year after having been declared may be invested by the Directors for the benefit of the Company until claimed. If the Directors so resolve, any dividend which has remained unclaimed for 12 years from the date of its declaration shall be forfeited and cease to remain owing by the Company. In the event of the Company being wound up, if the assets available for distribution among the Members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Ordinary Shares held by them respectively. An Ordinary Share shall be deemed to be a redeemable share in certain circumstances. The liability of shareholders to invest additional capital is limited to the amounts remaining unpaid on the shares held by them.

10.B.2. Action Necessary to Change the Rights of Shareholders
The rights attaching to shares in the Company may be varied by special resolutions passed at class meetings of that class of shareholders of the Company.

10.B.3 Annual and General Meetings
The AGM shall be held in such place and at such time as shall be determined by the board, but no more than 15 months shall pass between the dates of consecutive AGMs. Directors may call an Extraordinary General Meeting (“EGM”) at any time. The members, in accordance with the Constitution of the Company and Irish Company law, may also requisition EGMs. Notice of the AGM or an EGM passing any special resolution must be given at least 21 clear days prior to the scheduled date and, in the case of any other general meeting, not less than 14 clear days’ notice. All holders of Ordinary Shares are entitled to attend, speak at and vote at general meetings of the Company.

10.B.4 Limitations on the Right to Own Shares
There are no limitations on the right to own shares in the Constitution of the Company.

10.B.5 Disclosure of Share Ownership
Under Irish law, the Company can require parties to disclose their interests in shares. The Constitution of the Company entitle the Directors to require parties to provide details regarding their identity and the nature and extent of any interest which such parties hold in Ordinary Shares. Under Irish law, if a party acquires or disposes of Ordinary Shares so as to bring their interest above or below 3% of the total issued share capital of the Company, they must notify the Company of that. The Company would also need to be notified of the acquisition by an existing substantial (i.e. 3% plus) shareholder, of every movement of one whole percentage integer (e.g. 3.9% to 4.1% but not 4.1% to 4.9%) or more.